Exhibit 99.1

FOR IMMEDIATE RELEASE	PRESS RELEASE

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

COMMENTS ON BENEFITS FROM RECENT CAPITAL MARKETS ACTIVITIES AND

PROVIDES GUIDANCE FOR THE SECOND HALF OF 2019

Equity Issuance and Debt Recapitalization Resulting in Improved Balance Sheet, Stronger Cash Flow Generation and Extended Maturity Profile

San Antonio, TX, August 13, 2019 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) today commented on the realized benefits resulting from recent capital market activities and provided revenue, OIBDAN and capital expenditure guidance for the second half of 2019.

“The Company’s successful capital markets activities over the last several weeks have led to an improved balance sheet, stronger cash flow generation and a significantly extended maturity profile,” said William Eccleshare, Worldwide Chief Executive Officer of the Company. “We have reduced our net leverage and cash interest payments as a result of these transactions. The Company’s improving balance sheet provides important strategic flexibility as we look to both continue de-levering over time and invest in attractive, high-return growth opportunities. We believe our global footprint and strategic investments in digitalization, automation and data analytics, together with a stronger balance sheet, provide us with a solid foundation for the future within our strong industry.”

“Our equity raise has resulted in credit upgrades that have enabled us to efficiently refinance all of our senior debt on a secured basis at a lower cost and with extended maturities,” said Brian Coleman, Chief Financial Officer of the Company. “Our pro forma net leverage ratio will be reduced to 7.9x.(1) Cash interest payments are expected to decrease $63.0 million per year due to the refinancing activities, and our next nearest material debt maturity will be in 2024. In addition, the recent transactions will enable the Company to be free cash flow positive on a pro-forma basis, and to be on a path to de-lever organically over time, without the need for further equity capital.”

Recent Transactions

•

Issuance of 100 million shares of common stock at $3.50 per share, with the net proceeds from the sale to be used to redeem approximately $333.5 million of the CCWH 9.25% Senior Subordinated Notes due 2024 on August 22, 2019

•	Anticipated closing of the issuance of $1,250 million of 5.125% Senior Secured Notes due 2027 (the “New Senior Secured Notes”) on August 23, 2019

•	Anticipated closing of a $2,000 million, seven-year Term Loan B Facility at LIBOR plus 350 basis points and a $175 million Cash Flow Revolver on August 23, 2019

•

Proceeds from the issuance of the New Senior Secured Notes and new Term Loan B Facility to be used to fully redeem the CCWH 6.5% Senior Notes due 2022 and the CCIBV 8.75% Senior Notes due 2020 on September 4, 2019

•	Anticipated closing a new $125 million ABL Facility on August 23, 2019

Guidance and Outlook

Mr. Coleman said, “We believe the strength in our Americas division will continue throughout the second half of 2019 even though it will be facing more challenging year-over-year comparables. We anticipate revenue and OIBDAN growth in the Americas to be in the mid-to-high single digits during the second half of 2019. Internationally, excluding China and any foreign currency impact, we expect low single digit growth in both revenue and OIBDAN for the second half of 2019, with seasonal strength coming in the larger and more impactful fourth quarter. We are unable to discuss the expected performance of Clear Media Limited, our consolidated Chinese investment, because Clear Media Limited is a publicly traded company listed on the Hong Kong Stock Exchange and has not yet publicly reported its earnings for the first half of 2019. Clear Media Limited expects to report its first half of 2019 earnings results shortly.

“As we focus on operational efficiencies that drive greater margin and cash flow, the Company will continue to review and consider opportunities to unlock shareholder value, which may include, among other things, a review of potential asset or operational divestitures intended to accelerate deleveraging and growth in free cash flow. Lastly, for the full year of 2019 we expect our consolidated capital expenditures to be in the $225 million to $235 million range, a slight increase over prior years due primarily to incremental investments in our European operations, including the Paris street furniture contract,” concluded Mr. Coleman.

Upcoming Conferences

William Eccleshare will be presenting at the upcoming Goldman Sachs Communacopia Conference in New York in September and the Morgan Stanley European Technology, Media and Telecom Conference in Barcelona in November. Brian Coleman will be presenting at the Deutsche Bank Leveraged Finance Conference in Scottsdale in late September.

(1)	Calculation of Pro Forma Net Leverage Ratio and Associated Non-GAAP Financial Measures

The Company’s pro forma net leverage ratio presented in this press release is calculated by dividing the Company’s pro forma total net debt as of June 30, 2019, giving effect to the equity offering and the debt refinancing transactions described above, by the Company’s historical EBITDA (as defined by the CCWH Senior Notes indentures) for the four quarters ended June 30, 2019.

The following table sets forth the Company’s calculation of pro forma total net debt as of June 30, 2019, giving effect to the equity offering and debt refinancing transactions, and a reconciliation to total debt as of June 30, 2019. Amounts in table may not add due to rounding.

(In millions)	As of June 30, 2019
Total debt	$5,296.4
Less effects of equity offering and debt refinancing transactions	(210.5)

Pro forma total debt after giving effect to the equity offering and debt refinancing transactions	5,085.8
Less other debt, original issue discount and long-term debt fees after giving effect to the equity offering and debt refinancing transactions	(65.7)

Total pro forma debt after giving effect to the equity offering and debt refinancing transactions and excluding other debt, original issue discount and long-term debt fees	5,151.5
Less Cash (reflects pro forma adjustments of $(45.6) million related to equity and debt refinancing transactions)	(326.9)

Total pro forma net debt	$4,824.6

The following table sets forth a reconciliation of EBITDA (as defined by the CCWH Senior Notes indentures) to operating income and net cash provided by operating activities for the four quarters ended June 30, 2019. Amounts in table may not add due to rounding.

(In millions)	Four Quarters Ended June 30, 2019
EBITDA (as defined by the CCWH Senior Notes indentures)	$607.4
Less adjustments to EBITDA (as defined by the CCWH Senior Notes indentures):
Costs incurred in connection with severance, the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities	(16.9)
Extraordinary, non-recurring or unusual gains or losses or expenses (as referenced in the definition of EBITDA in the CCWH Senior Notes indentures)	(4.4)
Non-cash charges	(5.6)
Other items	9.3
Less: Depreciation and amortization, Impairment charges, Gains and losses on acquisitions and divestitures and Share-based compensation expense	(330.6)

Operating income	259.2
Plus: Depreciation and amortization, Impairment charges, Gain (loss) on disposal of operating and fixed assets and Share-based compensation expense	330.3
Less: Interest expense	(416.7)
Plus: Interest income on Due from iHeartCommunications	0.2
Less: Current income tax expense	(58.3)
Plus: Other income, net	(28.7)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities (including Provision for doubtful accounts, Amortization of deferred financing charges and note discounts, net and Other reconciling items, net)	38.0
Change in assets and liabilities, net of assets acquired and liabilities assumed	52.5

Net cash provided by operating activities	$176.5

Since non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on the current expectations of the Company’s management. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words “guidance,” “believe,” “expect,” “anticipate,” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about the Company’s expected results, performance and achievements, including the Company’s guidance, expectations regarding performance in certain markets and expectations regarding cash flow and capital expenditures, expectations regarding the timing, completion and use of the proceeds of the offering of the New Senior Secured Notes, expectations regarding the size, terms, timing, completion and use of proceeds of the new Term Loan B Facility, the new Cash Flow Revolver and the new ABL Facility and expectations regarding the redemption of the CCWH and CCIBV notes, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including the section entitled “Item 1A. Risk Factors” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and the Current Report on Form 8-K filed on May 2, 2019. Except as otherwise stated in this press release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is one of the world’s largest outdoor advertising companies with a diverse portfolio of approximately 450,000 print and digital displays in 31 countries across Asia, Europe, Latin America and North America, including 28 U.S. markets, reaching millions of people monthly. A growing digital platform includes more than 14,000 digital displays in international markets and more than 1,600 digital displays, including more than 1,300 digital billboards, in the U.S.

Comprised of two business divisions – Clear Channel International (CCI), covering markets in Asia, Europe and Latin America, and Clear Channel Outdoor Americas (CCOA), the U.S. and Caribbean business division – CCO employs approximately 5,800 people globally. More information is available at www.investor.clearchannel.com, www.clearchannelinternational.com and www.clearchanneloutdoor.com.

For further information, please contact:

Media

Lucy Puddefoot

Global Head of PR and Communications

+44 (0) 20 7478 2284

Jason D. King

SVP of Corporate Communications

(212) 812-0064

Investors

Eileen McLaughlin

Vice President – Investor Relations

(646) 355-2399